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Exhibit 10.1

JEFFERIES GROUP, INC. 520 Madison Avenue New York, New York 10022	KEY CAPITAL CORPORATION 127 Public Square Cleveland, Ohio 44114	OPY CREDIT CORP. 300 Madison Avenue New York, New York 10017

February 7, 2011

COMMITMENT LETTER

Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall
San Diego, California 92121

Attention:	Eric DeMarco
President and Chief Executive Officer
Re:	Herley Industries, Inc.

Ladies and Gentlemen:

        You have advised Jefferies Group, Inc. ("Jefferies"), Key Capital Corporation ("Key") and OPY Credit Corp. ("Oppenheimer", and together with Jefferies and Key, the "Commitment Parties", "we" or "us") that Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Acquiror" or "you"), intends to, indirectly, acquire (the "Acquisition") all of the issued and outstanding capital stock of Herley Industries, Inc., a Delaware corporation (the "Target" and, together with its subsidiaries, the "Acquired Business"), from the shareholders of the Target (collectively, the "Seller") and to refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) approximately $13.0 million of existing debt (the "Existing Debt") of the Acquired Business (the "Refinancing"). We understand that the Acquisition is expected to include a tender offer (the "Tender Offer") for all of the issued and outstanding shares of capital stock of Target (the "Shares") and will be effected by means of a merger (the "Merger") of a newly-formed indirect wholly owned domestic subsidiary ("AcquisitionCo") of the Acquiror with and into the Target with the Target being the surviving entity of such merger. Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

        You have advised us that the total purchase price for the Acquisition (including related fees, commissions and expenses and the Refinancing) (the "Purchase Price") will be approximately $315.8 million, and that the Purchase Price will be financed with:

            (i)  the issuance and sale (the "Notes Offering") of senior secured notes (the "Notes") by a newly-formed direct wholly owned domestic subsidiary ("AcquisitionCo Parent") of the Acquiror and the direct parent of AcquisitionCo, yielding gross proceeds of $307.5 million (which amount will be reduced on a dollar-for-dollar basis by the amount of net proceeds, if any, raised in the Acquiror's contemplated equity offering of its shares of common stock (the "Equity Offering"),

           (ii)  approximately $5.0 million of borrowings (the "Revolver Borrowings") under the Credit Agreement (as defined in that certain Indenture, dated as of May 19, 2010 (the "Existing Indenture"), among you, the guarantors parties thereto and Wilmington Trust FSB, as trustee and collateral agent), which will be contributed by the Acquiror to AcquisitionCo Parent (the "Revolver Proceeds Contribution"), and

          (iii)  to the extent the Acquiror completes the Equity Offering, the net proceeds of the Equity Offering, which we expect to be in the amount of approximately $40.0 million, will be contributed by the Acquiror, together with unrestricted cash on hand of the Acquiror in an amount equal to (A) if at least $40.0 million in net proceeds is raised from the Equity Offering, $3.3 million and (B) if at least $40.0 million in net proceeds is not raised from the Equity Offering, $4.8 million, to AcquisitionCo Parent (the "Acquiror Cash Contribution" and, together with the Revolver Proceeds

  Contribution, the "Contributions"). The cash so contributed pursuant to the Acquiror Cash Contribution is referred to hereinafter as the "Acquiror Cash".

The indenture that will govern the Notes will require that (x) promptly following the earlier to occur of (1) the Merger and (2) the consummation of the Escrow Redemption (as defined in Exhibit A hereto), AcquisitionCo Parent will merge (the "Second Merger") with and into the Acquiror such that the Acquiror will be the surviving entity of the Second Merger and the issuer of the Notes with Target as its direct wholly owned subsidiary and (y) contemporaneous with the Second Merger, the Acquiror will mandatorily exchange (the "Notes Exchange") the Notes for 10% Senior Secured Notes due 2017 (the "Exchange Notes") that will be issued by it under the Existing Indenture in an aggregate principal amount equal to the Notes then outstanding.

        The transaction described in clause (i) of the preceding paragraph is referred to as the "Debt Financing" and, together with the Acquisition, Tender Offer, the Merger, the Revolver Borrowings, the Refinancing, the Contributions, the Second Merger, the Notes Exchange and the payment of all related fees, commissions and expenses are collectively referred to as the "Transactions." You and your affiliates and the Target and its affiliates are referred to herein as the "Company." The anticipated sources and uses for the financing of the Transactions are as set forth on Annex A hereto. As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

        1.    The Commitments.

        Each of Jefferies, Key and Oppenheimer is pleased to inform you that it hereby commits, severally and not jointly, directly or through one or more of its affiliates, to purchase 80.0%, 10.0% and 10.0%, respectively, of the Notes, having the terms set forth in Exhibit A hereto.

        It is expressly understood and acknowledged that Jefferies, Key and Oppenheimer are not and shall not be deemed for any purpose to be acting as an agent, joint venturer or partner of one another and that none of Jefferies, Key or Oppenheimer assumes responsibility, express or implied, for any actions or omissions of, or the performance of services by, the others in connection with the Transaction or otherwise. For the avoidance of doubt, the respective Commitments of Jefferies, Key and Oppenheimer hereunder shall be several (and not joint and several) in all respects.

        The commitments described in this Section 1 are collectively referred to herein as the "Commitments." Our respective Commitments are, in each case, on the terms and subject to (i) the conditions set forth in this letter (including the exhibits, schedules and annexes hereto, collectively, this "Commitment Letter") and (ii) the execution and delivery of the fee letter, dated as of the date hereof (the "Fee Letter") among you and us and the engagement letter, dated as of the date hereof (including any exhibits, schedules and annexes thereto, collectively, the "Engagement Letter" and, together with this Commitment Letter and the Fee Letter, the "Debt Financing Letters"), among you, Jefferies & Company, Inc. ("Jefco"), KeyBanc Capital Markets Inc. ("KeyBanc") and Oppenheimer & Co. Inc. ("OpCo"). Notwithstanding anything to the contrary in any Debt Financing Letter, the terms of this Commitment Letter are intended as a summary of the material provisions of the documents governing the Notes Offering, but do not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documents relating to the Debt Financing, which shall be prepared by our counsel (collectively, the "Definitive Debt Documents"); provided, that the Definitive Debt Documents shall not contain any conditions precedent to the purchase of the Notes by us other than those contained in this Commitment Letter (including Exhibit B hereto). Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters.

        2.    Titles and Roles.    As consideration for our respective Commitments, you hereby agree that:

          (a)   You hereby retain and will cause your affiliates (including AcquisitionCo Parent) to retain:

              (i)  Jefco, KeyBanc and OpCo to act in their respective capacities and in connection with the matters set forth in the Engagement Letter, and

             (ii)  Jefferies or its designee to act as the sole book-runner and sole lead arranger and KeyBanc, OpCo, or their respective designees, to act as co-managers, in each case, for you and your affiliates (including AcquisitionCo Parent) in connection with the Notes Offering, and Jefferies or its designee to act as the sole administrative agent, sole collateral agent, sole book-runner, sole lead arranger and sole syndication agent and KeyBanc, OpCo, or their respective designees, to act as co-managers, in each case, for you and your affiliates in connection with any other debt financing (other than, so long as the maximum aggregate amount of credit extensions that can be incurred by the Acquiror or any of its subsidiaries thereunder does not exceed $35.0 million unless our (and our affiliates') respective Commitments and the aggregate principal of any Notes held by us (and our affiliates) have been reduced to zero dollars in the aggregate, the Credit Agreement) not covered by clause (i) above, any portion of the proceeds of which is applied, directly or indirectly, to finance (x) any portion of the purchase price to be paid in connection with the Acquisition (or any alternative transaction pursuant to which you or any of your respective affiliates acquires direct or indirect control of the Target) or (y) any indebtedness incurred, issued or assumed in connection therewith.

          (b)   No other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Notes Offering. To the extent any such titles are awarded with Jefferies' consent, Jefferies' and Jefco shall have "left" placement in all marketing materials and other documentation used in connection with the Notes Offering.

        Without limiting the foregoing, neither you nor any of your subsidiaries shall, directly or indirectly, contact or use any other financial institution or other source of capital in connection with any financing referred to in Section 2(a) above.

        3.    Conditions Precedent.    Our purchase of the Notes is conditioned upon satisfaction of each of the following conditions: (i) there shall not have been any event, development, change, occurrence or circumstance since August 1, 2010 (i.e., the date of the most recent audited financial statements of the Acquired Business) that, either individually or in the aggregate, has caused or could reasonably be expected to cause a Material Adverse Effect (as defined in Exhibit B hereto); and (ii) the other conditions set forth in Exhibit B to this Commitment Letter shall have been satisfied.

        4.    Syndication.

        (a)   We reserve the right, at any time prior to or after execution of the definitive documentation for the Notes Offering, to syndicate all or part of our respective Commitments to third parties identified by Jefferies in consultation with you (collectively, including the proposed purchasers of the Notes in the Notes Offering, the "Investors"). We agree that we will not be released from our respective Commitments hereunder in connection with syndication to any Investor unless (A) such Investor has entered into an amendment or joinder with respect to this Commitment Letter committing to purchase a portion of the Notes or (B) such Investor shall have entered into the applicable Definitive Debt Documents (including, without limitation, by entry into an assignment and assumption agreement) committing to purchase a portion of the Notes (in which case our respective Commitments hereunder shall be reduced on a pro rata basis at such time by an amount equal to the commitment assumed by such Investor). Until, our (and our affiliates') respective Commitments and the aggregate principal of any Notes held by us (and our affiliates) is reduced to zero dollars in the aggregate, Jefferies will exclusively manage all aspects of any syndication or assumption of any Commitment and any syndication or resale of the Notes in consultation with you, including decisions as to the selection of prospective Investors to be approached, when they will be approached, when their commitments will be accepted, which prospective Investors will participate, the allocation of the commitments among the Investors, and the amount and distribution of fees. Any syndication or resale of the Notes, whether prior to or after the Acquisition, shall only include Notes (or portions thereof) held by us and our respective affiliates on a pro rata basis (based on the principal amount of Notes held by each Commitment Party and its affiliates), in an aggregate principal amount equal to the principal amount of the Notes purchased by such Investor. If any Commitment Party or any of its affiliates shall sell its Commitment, any of its Notes or a participation in its Commitment or any such Note (other than to any of their respective affiliates) in violation of the foregoing, such Commitment Party shall assume Commitments or purchase Notes, as the case may be, from each other Commitment Party and such other Commitment Party's affiliates to the extent necessary to give effect to the foregoing. To assist Jefferies in its syndication efforts and the Notes Offering, you agree to prepare and provide (and to use your reasonable efforts to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (defined below) as Jefferies may reasonably request in connection with the syndication of our respective Commitments; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information.

        (b)   Jefferies intends to commence its syndication efforts and the Notes Offering promptly upon execution of this Commitment Letter, and you agree to assist Jefferies actively (and, in all events, using your reasonable efforts) in completing the Notes Offering and in reducing our (and our affiliates') Commitments and the aggregate principal of any Notes held by us and our affiliates to zero dollars in the aggregate. Such assistance shall include:

            (i)  your using reasonable efforts to ensure that Jefferies' efforts benefit materially from your existing lending and investment banking relationships,

           (ii)  direct contact between your senior management, representatives and advisors and, on the one hand, and the senior management representatives and advisors of the proposed Investors, on the other hand (and (x) prior to the consummation of the Acquisition, your using reasonable efforts to cause, and (y) thereafter, to cause direct contact between senior management, representatives and advisors of the Acquired Business and the proposed Investors on the one hand, and the senior management representatives and advisors of the proposed Investors, on the other hand),

          (iii)  your assistance (and (x) prior to the consummation of the Acquisition, your using reasonable efforts to cause, and (y) thereafter, to cause the Acquired Business to assist) in the preparation of an offering memorandum (an "Offering Memorandum") for the Notes Offering, and other marketing materials to be used in connection with the Notes Offering (together with all Offering Memoranda, the "Materials"),

          (iv)  the provision to us of copies of any due diligence reports or memoranda prepared at your direction or any of your affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to (x) the delivery by us to you of customary non-disclosure and non-reliance agreements as shall be reasonably requested and (y) such due diligence report or memoranda not being the subject of attorney-client privilege, and

           (v)  the hosting, with us, of meetings with prospective Investors at such times and in such places as Jefferies' may reasonably request.

        (c)   You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft and final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including on IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, upon our request, you shall authorize, and will use your reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize, the use of your and its logos in connection with any such dissemination. You further agree that, at our expense and following your approval not to be unreasonably withheld or delayed, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a "tombstone" or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company and its affiliates (or any of them), (ii) our and our affiliates' titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

        (d)   Without limiting your obligations to assist with the syndication efforts as set forth herein, we agree that the completion of the syndication of the Notes Offering shall not constitute a condition to our obligations to purchase the Notes on the Closing Date.

        5.    Information.    You represent, warrant and covenant that:

        (a)   all information (including the Materials, the "Information") that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its representatives is or will be, when furnished, taken as a whole, complete and correct in all material respects,

        (b)   the Information (other than the Projections (as defined below)) shall not, when furnished or on the Closing Date, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and

        (c)   all projections and other forward-looking information that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its representatives (collectively, the "Projections") have been or will be prepared in good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Acquiror or the Acquired Business, as applicable, and (ii) assumptions that are reasonable at the time made and at the time the related Projections are made available to us (it being recognized that such Projections are not to be viewed as facts and that actual results during the periods covered by the Projections may differ from the projected results, and such differences may be material).

        You agree that, if at any time any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties will be correct under those circumstances.

        You shall be solely responsible for Information, including the contents of all Materials. We (i) will be relying on Information and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business. You shall (i) furnish us with all Information and data that we may reasonably request in connection with our activities on behalf of you and your affiliates and (ii) provide us full access, as reasonably requested, to your officers, directors, employees and professional advisors and use reasonable efforts to provide us full access, as reasonably requested, to those of the Acquired Business; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to provide us full access, as reasonably requested, to such persons or entities.

        6.    Clear Market.    You agree that, from the date hereof until the earlier of (i) the date on which we (and our affiliates) have completed the Notes Offering and have reduced our (and our affiliates') respective Commitments and the aggregate principal of any Notes held by us (and our affiliates) to zero dollars in the aggregate or (ii) the date that is the 180th day following the Closing Date, neither you nor any of your subsidiaries will, and, following the consummation of the Acquisition, you will not permit the Acquired Business to, directly or indirectly, (a) syndicate, place, sell or issue, (b) attempt or offer to syndicate, place, sell or issue, (c) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (d) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility, or debt, equity-linked or equity security of you, any of your subsidiaries or, following the consummation of the Acquisition, the Acquired Business (other than the financings included in the Transactions), including any renewals or refinancings of any existing debt facility (other than a renewal or refinancing of the Credit Agreement, provided that the maximum aggregate amount of credit extensions that can be incurred thereunder does not exceed $35.0 million and such credit extensions consist solely of revolving loans and letters of credit), without Jefferies' prior written consent, which may be given or withheld in Jefferies' sole discretion.

        7.    Fees and Expenses.    As consideration for our respective Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to each of the Commitment Parties, Jefco, KeyBanc and OpCo for their respective accounts, the fees, expenses and other amounts set forth in the Debt Financing Letters.

        8.    Indemnification and Waivers.    As consideration for our respective Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex B hereto, which is hereby incorporated by reference in this Commitment Letter.

        9.    Confidentiality.    This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Debt Financing Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) as required by applicable law, including all applicable securities laws, or compulsory legal process (in which case you agree, to the extent permitted by law, to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof), (b) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) to rating agencies in connection with their review of the Notes Offering or the Company, (d) upon notice to the parties to this Commitment Letter, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) may be disclosed in any prospectus or offering memoranda relating to the Notes or in connection with any public filing requirement, and (e) this Commitment Letter (but not any other Debt Financing Letter (other than Section 2 of the Fee Letter)) may be disclosed to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis and only in connection with the Transactions.

        Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Debt Financing Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

        10.    Conflicts of Interest.    You acknowledge and agree that:

        (a)   each Commitment Party and/or its affiliates and subsidiaries (with respect to such Commitment Party, its "Commitment Party Group"), in such Commitment Party's and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) the interests and duties hereunder of such Commitment Party and (ii) the duties or interests or other duties or interests of another member of its Commitment Party Group,

        (b)   each Commitment Party and any other member of its Commitment Party Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on such Commitment Party's or such other member's own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a "Third Party"), and may retain for such Commitment Party's or such other member's own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of its Commitment Party Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be shared with, or used by, such Commitment Party or any other member of its Commitment Party Group in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers will be used between and within such Commitment Party's divisions or divisions of other members of its Commitment Party Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

        (c)   information that is held elsewhere within any Commitment Party or its Commitment Party Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining such Commitment Party's responsibilities to you hereunder,

        (d)   neither any Commitment Party nor any other member of its Commitment Party Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on such Commitment Party's or such other member's own account or otherwise) or otherwise carrying on such Commitment Party's or such other member's business,

        (e)   (i) neither any Commitment Party nor any of its affiliates has assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters (and solely with respect to Oppenheimer, the obligations of OpCo expressly provided for under that certain letter agreement, dated November 22, 2010 (the "Buyside Advisor Letter"), between the Acquiror and OpCo, (ii) each

Commitment Party and its affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm's-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of such Commitment Party or any of its affiliates and (iii) each Commitment Party is (and is affiliated with) full service financial firms and as such may effect from time to time transactions for its own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, such Commitment Party and any other member of its Commitment Party Group may at any time hold debt or equity securities for such Commitment Party's or such other member's own account in the Company). With respect to any securities and/or financial instruments so held by such Commitment Party, any of its affiliates or any of such Commitment Party's or any such affiliate's respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty or (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from any Commitment Party's failure or the failure of any of its affiliates to bring such transactions, activities, investments or holdings to your attention, and

        (f)    neither we nor any of our respective affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our respective affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

        11.    Choice of Law; Jurisdiction; Waivers.    The Debt Financing Letters shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law). To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. In addition, you hereby waive, to the fullest extent permitted by applicable law, any right to seek specific performance against any of us or any of our respective affiliates with respect to any transaction contemplated hereby or under any other Debt Financing Letter. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

        12.    Miscellaneous.

        (a)   This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

        (b)   You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). We may at any time and from time to time assign all or any portion of our respective Commitments hereunder to one or more of our respective affiliates or, subject to the provisions of Section 4(a) hereof, to one or more Investors, whereupon we shall be released from the portion of our respective Commitments hereunder so assigned. Any and all obligations of, and services to be provided by, us hereunder (including our respective Commitments) may be performed, and any and all of our respective rights hereunder may be exercised, by or through any of our respective affiliates or branches and we reserve the right to allocate, in whole or in part, to our respective affiliates or branches certain fees payable to us in such manner as we and our respective affiliates may agree in our and their sole discretion. You further acknowledge that we may share with any of our respective affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and its affiliates), or any of the matters contemplated in the Debt Financing Letters.

        (c)   This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex B hereto) and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

        (d)   The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of our respective Commitments and our respective obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

        (e)   You acknowledge that one or more of Jefferies' affiliates has been retained as a sell-side financial advisor to the Target and its board of directors (in such capacity, the "Sell-side Financial Advisor") in connection with, among other things, the Transactions. You agree to any such retention, and not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, (i) the engagement of the Sell-side Financial Advisor or (ii) Jefferies or the Sell-side Financial Advisor or any of Jefferies' or the Sell-side Financial Advisor's affiliates arranging or providing (or contemplating arranging or providing) financing for a competing bidder and, on the other hand, Jefferies' relationship with you as described and referred to herein. You acknowledge that, in its capacity as such, (A) the Sell-side Financial Advisor may recommend to the Target and its board of directors that they not pursue or accept your offer or proposal to acquire the Acquired Business, (B) the Sell-side Financial Advisor may advise the Target and its board of directors in other manners adverse to your interests, including by providing advice on pricing, leverage levels, and timing and conditions of closing with respect to your bid, taking other actions with respect to your bid and taking action under any definitive agreement between you and the Target, and (C) the Sell-side Financial Advisor may possess information about the Acquired Business, the Acquisition and other potential purchasers and their respective strategies and proposals, but that nonetheless the Sell-side Financial Advisor shall have no obligation to disclose to you the substance of such information or the fact that it is in possession thereof.

        Further, as you know, OpCo is acting as a financial advisor to you pursuant to the Buyside Advisor Letter in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from OpCo acting in the capacities described in the Buyside Advisor Letter and Oppenheimer and/or its affiliates acting in the capacities described herein and in the other Debt Financing Letters.

        (f)    You agree that we or any of our respective affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

        (g)   We hereby notify you and each Guarantor (as defined in Exhibit A hereto), that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the "Patriot Act"), we and each Investor may be required to obtain, verify and record information that identifies you and each Guarantor, which information includes the name, address, tax identification number and other information that will allow us or such Investor to identify you and each Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Investor. You agree that we shall be permitted to share any or all such information with the Investors.

        13.    Amendment; Waiver.    This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

        14.    Surviving Provisions.    Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.

        15.    Acceptance, Expiration and Termination.    Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 5:00 p.m., New York City time, on February 7, 2011 (the "Deadline"). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the other Debt Financing Letters) will terminate automatically on the earliest of (i) the date of termination or abandonment of the Acquisition, (ii) the closing of the Acquisition, (iii) the acceptance by the Target or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business other than as part of the Transactions, and (iv) 5:00 p.m., New York City time, on June 30, 2011. Prior to such date, we may terminate this Commitment Letter if any event occurs or information becomes available that, in our judgment, results in or is likely to result in the failure to satisfy any condition precedent set forth or referred to in this Commitment Letter.

[Remainder of page intentionally blank]

        We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,
JEFFERIES GROUP, INC.
By:
/s/ Kevin A. Lockhart Name: Kevin A. Lockhart Title: Managing Director
KEY CAPITAL CORPORATION
By:
/s/ Dennis W. Wagner Name: Dennis W. Wagner Title: Chief Administrative Officer
OPY CREDIT CORP.
By:
/s/ Brian S. Perman Name: Brian S. Perman Title: Managing Director

Accepted and agreed to as of the date first above written:
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:
/s/ Deanna H. Lund
Name: Deanna H. Lund
Title: Executive Vice President and Chief Executive Officer

ANNEX A TO COMMITMENT LETTER
ANTICIPATED SOURCES AND USES OF FUNDS
($ millions)

SOURCES		USES
Revolving Credit Facility	$5.0	Target Purchase Equity	$269.8
Gross Proceeds of the Notes Offering	267.5	Refinancing of Existing Debt of Acquired Business	13.0
Net Proceeds of the Equity Offering	40.0	Transaction Fees and Expenses	33.0
Unrestricted Cash on Hand of Acquiror	3.3

Total Sources	$315.8	Total Uses	$315.8

* * *

Annex A-1

ANNEX B TO COMMITMENT LETTER
INDEMNIFICATION AND WAIVER

        Except as otherwise defined in this Annex B, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

        The Acquiror ("you") hereby agree (i) to indemnify and hold harmless Jefferies Group, Inc. ("Jefferies"), Key Capital Corporation ("Key") and OPY Credit Corp. ("Oppenheimer", and together with Jefferies and Key, the "Commitment Parties", "we" or "us"), the Investors in the Debt Financing and each of our and their respective affiliates and subsidiaries (including Jefferies & Company, Inc. ("Jefco"), KeyBanc Capital Markets Inc. ("KeyBanc") and Oppenheimer & Co. Inc. ("OpCo")) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities (collectively, "Losses") to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a "Claim") directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON), regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you (but subject to the proviso set forth below), any of your affiliates or a third party and (ii) to reimburse each indemnified person upon demand at any time and from time to time for all out-of-pocket legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex B); provided, however, that no indemnified person will be entitled to indemnity hereunder in respect of any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted primarily and directly from the gross negligence or willful misconduct of such indemnified person (or such indemnified person's officers, directors, partners, trustees, employees or affiliates). In addition, in no event will any indemnified person or you or your affiliates be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise; provided, however, that this sentence shall not limit your indemnification obligations set forth above. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such indemnified person or its officers, directors, partners, trustees, employees or affiliates.

        You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person and each other indemnified person from which such indemnified person

Annex B-1

could have sought indemnification or contribution have given their prior written consent, which may be given or withheld in their sole discretion or (ii) the settlement, compromise, consent or termination includes an express unconditional release of all indemnified persons and their respective affiliates from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim.

        If for any reason (other than the gross negligence or willful misconduct of an indemnified person (or such indemnified person's officers, directors, partners, trustees, employees or affiliates) as provided above) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then you, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons related to Jefferies and Jefco, Key and KeyBanc and Oppenheimer and OpCo to all Losses shall not exceed the amount of fees actually received, respectively, by Jefferies and Jefco, Key and KeyBanc and Oppenheimer and OpCo pursuant to the Fee Letter and the Engagement Letter. For the purposes of this paragraph, it is hereby further agreed that (i) the relative benefits to you, on the one hand, and each of Jefferies, Key and Oppenheimer, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (x) the total value paid or received or contemplated to be paid or received by you, your equityholders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (y) the fees actually paid to Jefferies and Jefco, Key and KeyBanc and Oppenheimer and OpCo, respectively, under the Fee Letter and the Engagement Letter and (ii) the relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you, any of your affiliates and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons (collectively, the "Acquiror Group") or by us, as well as your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        In addition, you shall reimburse the indemnified persons for all documented reasonably incurred expenses (including fees and expenses of internal counsel of Jefferies and a primary outside counsel, one local counsel in each relevant jurisdiction and, if applicable, one special counsel, in each case, selected by Jefferies and, in the case of an actual or perceived conflict of interest, where an indemnified person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected indemnified person), as incurred, in connection with investigating, preparing, defending or settling any Claim for which indemnification or contribution may be sought by the indemnified person, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party. Without limiting the generality of the foregoing, if any of our or our respective affiliates' personnel (including, for the purposes of this paragraph, any of our or their respective officers, directors, employees, agents, advisors or other representatives) appear as witnesses, are deposed or are otherwise involved in the defense of any Claim against any indemnified person, you or any of the Acquiror Group of any of the foregoing, you shall (i) pay us or such affiliate, as the case may be, (x) with respect to each day that one of our or such affiliate's personnel appears as a witness or is deposed, a fee of $4,000 per day for each such person and/or (y) with respect to each day that one of our or such affiliate's personnel is involved in the

Annex B-2

preparation for any such appearance, at a rate of $400 per hour of preparation (as reasonably determined by us) for each such person and (ii) reimburse us or such affiliate, as the case may be, for all expenses incurred by us or such affiliate, as the case may be, by reason of any of our or such affiliate's personnel being, directly or indirectly, involved in any such Claim.

        The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our respective affiliates' commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

* * *

Annex B-3

EXHIBIT A TO COMMITMENT LETTER
SUMMARY OF TERMS OF NOTES

        Set forth below is a summary of certain of the terms of the Notes and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

Issuer	Prior to the occurrence of the third business day following the Merger, a newly-formed direct wholly owned domestic subsidiary ("AcquisitionCo Parent") of Kratos Defense & Security Solutions, Inc. (the "Acquiror") and commencing with the third business day following the occurrence of the Merger, the Acquiror (as applicable, the "Issuer"). Each of AcquisitionCo Parent and each of its subsidiaries will be an Unrestricted Subsidiary under and as defined in the Existing Indenture until the occurrence of the Second Merger.
Guarantors

A newly-formed direct wholly owned domestic subsidiary ("AcquisitionCo") of AcquisitionCo Parent. Following the consummation of the Second Merger, each domestic subsidiary of the Issuer that guarantees or is required to guarantee the Existing Notes pursuant to the Existing Indenture.

Initial Purchasers

Jefferies Group, Inc. and/or one or more of its designees ("Jefferies"), Key Capital Corporation and/or one or more of its designees ("Key") and OPY Credit Corp. and/or one or more of its designees ("Oppenheimer", and together with Jefferies and Key, in such capacity, the "Initial Purchasers").

Securities Offered	10% Senior Secured Notes due 2017 (the "Notes") yielding gross proceeds of $307.5 million (subject to reduction as set forth in the Commitment Letter).
Placement Type	144A/Regulation S with registration rights.
Closing Date

The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the conditions to the purchase of the Notes shall have been satisfied under the Commitment Letter, including the conditions set forth in Exhibit B thereto (the "Closing Date").

Issue Price

             (exclusive of any underwriting commission); provided, however, that if the gross proceeds of the Notes issued exceeds $267.5 million, then the Issue Price with respect to all Notes shall instead be              (exclusive of any underwriting commission); provided further, however, that the Issue Price shall for the avoidance of doubt be subject to the terms of Section 2 of the Fee Letter.

Exhibit A-1

Premium/Original Issue Discount

The Notes will be issued to the Initial Purchasers (exclusive of any underwriting commission) at the Issue Price of their principal amount. All calculations of fees, however, will be calculated on the basis of the gross proceeds of the Notes.

Maturity Date	June 1, 2017.
Interest Rate	10% per annum.
Interest Payment Dates	The Issuer will pay interest on the Notes in cash semiannually, beginning on June 1, 2011.
Use of Proceeds	To finance a portion of the Acquisition and the Refinancing and to pay fees and expenses in connection with the Transactions.
Guarantees

The Guarantors will unconditionally guarantee the obligations of the Issuer in respect of the Notes (the "Guarantees"). Such Guarantees will be on the same terms as the guarantees of the 10% Senior Secured Notes due 2017 of the Acquiror that were previously issued under the Existing Indenture (the "Existing Notes"). All Guarantees shall be guarantees of payment and performance, and not of collection.

Escrow Account

On the Closing Date, AcquisitionCo Parent shall deposit the gross proceeds of the Notes Offering (net of all fees, expenses and costs related thereto) and all of the proceeds of the Contributions, in each case, to the extent not applied on such date to (i) purchase Shares that were validly tendered and not withdrawn in the Tender Offer and (ii) consummate the Refinancing, into a securities account (the "Escrow Account") that will be maintained as a trust account with an escrow agent (the "Escrow Agent") that is mutually acceptable to AcquisitionCo Parent and Jefferies. The Escrow Account will be maintained by the Escrow Agent pursuant to an escrow agreement, dated as of the Closing Date (the "Escrow Agreement"), among the Escrow Agent, the collateral agent (the "Collateral Agent") acting on behalf of the holders of the Notes and AcquisitionCo Parent. Pursuant to the Escrow Agreement, the Collateral Agent will have "control" over the Escrow Account and all funds and investments credited thereto (collectively, the "Escrowed Investments" and, together with the Escrow Account, the "Escrowed Assets") for the benefit of the holders of the Notes.

The Escrow Agreement will provide that Escrowed Investments may only be released to the AcquisitionCo Parent on the following dates for the following purposes and upon satisfaction of the following conditions:

Exhibit A-2

1.

Merger: On the date (occurring on or prior to the 90th day following the Closing Date (such 90th day, the "Merger Deadline Date")) on which the Merger is consummated in accordance with the Merger Agreement (with no provision thereof having been waived, amended, supplemented or otherwise modified in a manner which could reasonably be expected to be materially adverse to the rights or interests of the Acquiror or any holder of the Notes without the consent from the holders of at least a majority in aggregate principal amount thereof), AcquisitionCo Parent may obtain a release of all of the Escrowed Investments on the date of the Merger (i) to make a contribution to AcquisitionCo to enable it to concurrently consummate the Merger and (ii) to use any remaining funds following the consummation of the Merger for any other purpose permitted under the indenture governing the Notes;

2.

Interest Payment: On the date that any scheduled payment of interest may be due on the Notes, AcquisitionCo Parent may obtain a release of Escrowed Investments in the maximum amount necessary to concurrently make such interest payment in full; and

3.

Escrow Redemption: If the Merger shall not have occurred on or prior to the Merger Deadline Date or the Acquisition shall have been terminated or abandoned prior to such date, AcquisitionCo may obtain a release of all of the Escrowed Investments on the Escrow Redemption Date (as defined below) to concurrently consummate the Escrow Redemption (as defined below) using all such Escrowed Investments (it being agreed that any Escrowed Investments remaining after the consummation of the Escrow Redemption may be used by the Acquiror for any legally permitted purpose), in each case, upon delivery of an officers' certificate by the Issuer to the Escrow Agent certifying that all such conditions in respect of the applicable disbursement have been satisfied.
Collateral

The Notes and the Guarantees shall be secured by a perfected security interest in all assets of the Issuer and the Guarantors; provided that (i) the Collateral Agent, for the benefit of the holders of the Notes, shall have been granted "control" over the Escrowed Assets pursuant to the Escrow Agreement and (ii) the collateral shall not include any assets of the Acquired Business or the Shares until the Merger shall have occurred.

Exhibit A-3

Ranking

The Notes and the Guarantees will be senior secured indebtedness of the Issuer and the Guarantors, ranking pari passu in right of payment with all other senior indebtedness of the Issuer and the Guarantors, and senior in right of payment to all subordinated indebtedness of the Issuer and the Guarantors; provided, however, that the Notes will be structurally subordinated to any indebtedness or other liabilities of the Acquired Business until the occurrence of the Merger (at which time the Target and its domestic subsidiaries will be required to become Guarantors and provide Guarantees in respect of the Notes on a secured basis).

Mandatory Redemption

Escrow Redemption. If the Merger shall not have occurred on or prior to the Merger Deadline Date (or the Acquisition shall have been terminated or abandoned prior to such date), the Issuer shall, no later than the sixth day following the Merger Deadline Date (or in the case where the Acquisition shall have been terminated or abandoned prior to the Merger Deadline Date, no later than the date that is the earlier of (x) the date that is the 30th day following the date of such termination or abandonment and (y) the sixth day following the Merger Deadline Date), give the holders of the Notes at least 30 days' (but no more than 35 days') notice of an escrow redemption and redeem all of the Notes then outstanding (the "Escrow Redemption") at a redemption price equal to the greater of (i) par and (ii) the Issue Price of the Notes on the Closing Date, together with accrued but unpaid interest thereon to the date of such redemption (the "Escrow Redemption Date"), with all of the Escrowed Investments credited to the Escrow Account. Any amounts remaining in the Escrow Account following such Escrow Redemption shall be remitted to the Acquiror.

Optional Redemption	Same as under the Existing Indenture.
Change of Control	Same as under the Existing Indenture.
Asset Sale Proceeds

Same as under the Existing Indenture; provided that unless the Merger shall have occurred, the Issuer shall neither (i) sell or otherwise dispose of any of the Shares or assets of the Acquired Business unless the consideration received therefor shall constitute cash or cash equivalents and be equal to the fair market value of such disposed Shares or assets nor (ii) be required to make an asset sale offer for the Notes with proceeds from such sale or other disposition.

Covenants	Customary for offerings and transactions of this type (as reasonably determined by Jefferies) and others deemed appropriate by Jefferies for this transaction in particular, including the following:
	1.	Special Purpose: Special purpose corporation covenants shall apply to each of AcquisitionCo Parent and AcquisitionCo.

Exhibit A-4

2.

Notes Exchange: AcquisitionCo Parent shall (a) consummate the Second Merger promptly following the Merger (or if the Merger shall not have occurred by the Merger Deadline Date, promptly following the consummation of the Escrow Redemption) and (b) cause the Acquiror to contemporaneously (i) assume all of its obligations under the Definitive Debt Documents and (ii) consummate the Notes Exchange. The Exchange Notes will be issued by the Acquiror under the Existing Indenture in an aggregate principal amount equal to the aggregate principal amount of the Notes then outstanding and have the same terms as the Existing Notes, except for the date of the issuance thereof and the date on which interest shall accrue thereunder (which interest shall accrue from the date of the issuance of the Notes or if later, the last date on which a scheduled payment of interest was made thereon).

Events of Default	Customary for offerings and transactions of this type (as reasonably determined by Jefferies) and others deemed appropriate by Jefferies for this transaction in particular.
Defeasance and Discharge	Same as under the Existing Indenture.
Voting	Same as under the Existing Indenture.

Exhibit A-5

Purchase Agreement

The sale of the Notes will be governed by a purchase agreement with representations, warranties, covenants, and other provisions (including provisions in respect of expense reimbursement and indemnification) substantially the same as the purchase agreement entered into in connection with the issuance of the Existing Notes with such changes deemed appropriate by Jefferies for this transaction in particular. Notwithstanding the foregoing, the only representations and warranties relating to the Acquiror, the AcquisitionCo Parent and the AcquisitionCo, the accuracy of which shall be a condition to closing of the Transactions, shall be (a) such of the representations and warranties made by the Target in the Merger Agreement (as defined in Exhibit B hereto) as are material to your interests and the interests of your affiliates, but only to the extent that you or any of your affiliates has the right to terminate your or their obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (b) the representations and warranties set forth in the Definitive Debt Documents relating to (i) due organization, (ii) corporate existence and qualification, (iii) good standing, (iv) power and authority, due authorization, execution and delivery and the enforceability of the Definitive Debt Documents, in each case as they relate to the entering into and performance of the Definitive Debt Documents, (v) effectiveness, validity and perfection of first priority liens under the security documents, (vi) no conflicts with (x) organizational documents, (y) applicable law or (z) contracts, except in the case of clause (y) or (z) any applicable law or contract the violation or breach of which could not reasonably be expected to have a material adverse effect on (1) the financial condition, business, results of operations, capitalization, assets liabilities or financial performance of the Acquiror and its subsidiaries (including the Acquired Business), when taken as a whole, (2) their ability to consummate the Acquisition or to the extent applicable, their obligations under the Definitive Debt Documents or the Exchange Notes or the Existing Indenture or (3) the rights of the Collateral Agent, the Initial Purchasers or the Investors under the Definitive Debt Documents, (vii) use of proceeds, (viii) solvency of the Acquiror and its subsidiaries (including the Acquired Business) on a consolidated basis on the Closing Date, (ix) Federal Reserve margin regulations, (x) the Patriot Act and (xi) the Investment Company Act (collectively, the "Specified Representations"). The Purchase Agreement and the other Definitive Debt Documents shall be in a form such that they do not impair the purchase of the Notes on the Closing Date if the conditions set forth in the Commitment Letter and Exhibit B thereto are satisfied. This paragraph, and the provisions herein, shall be referred to as the "Certain Funds Provisions."

Exhibit A-6

Transfer Restrictions	The Notes will be subject to restrictions on transfer and may only be offered or sold through exemptions from the registration requirements of the Securities Act of 1933, as amended.
Registration Rights

Substantially the same as under the Registration Rights Agreement (as defined in the Existing Indenture); provided, however, that the Exchange Notes will constitute "registrable notes" under the registration rights agreement to be entered into by the Acquiror, the Guarantors (as defined in the Existing Indenture) and the Initial Purchasers.

Governing Law and Forum	State of New York.
Counsel to Initial Purchasers	White & Case LLP.

* * *

Exhibit A-7

EXHIBIT B TO COMMITMENT LETTER
CLOSING CONDITIONS

        Capitalized terms used but not defined in this Exhibit B have the meanings assigned to them elsewhere in this Commitment Letter. Our purchase of the Notes is conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter and those summarized below. For purposes of this Exhibit B, references to "we", "us" or "our" means Jefferies Group, Inc. ("Jefferies"), Key Capital Corporation and OPY Credit Corp. and our respective affiliates.

GENERAL CONDITIONS

        1.     Debt Financing.    The gross proceeds on the Closing Date from the Debt Financing shall, together with the Revolver Borrowings and the Acquiror Cash be sufficient to pay the Purchase Price and all related fees, commissions and expenses related thereto, the Refinancing and the Notes Offering. The Definitive Debt Documents shall be (i) prepared by our counsel, (ii) in form and substance reasonably satisfactory to Jefferies on terms and conditions consistent with this Commitment Letter and (iii) in full force and effect.

        2.     Transactions.    The Merger Agreement evidencing the Acquisition (including all exhibits and schedules thereto) shall be in (i) full force and effect on the Closing Date and (ii) form and substance reasonably acceptable to Jefferies (it being acknowledged that (i) the draft Merger Agreement with a Paul Hastings draft date of February 5, 2011 received by our counsel at 6:34pm EST is the draft most recently received and reviewed by Jefferies and (ii) such draft is acceptable to Jefferies) and shall not be amended or modified or any consent granted thereunder in any manner materially adverse to us without Jefferies' prior written consent (such consent not to be unreasonably withheld) (it being understood that any change in the price or structure of the Transaction will be deemed to be materially adverse).

        3.     Contributions.    Contributions consisting of the proceeds of the Revolver Borrowings plus the unrestricted cash on hand of the Acquiror (other than cash consisting of the net proceeds of the Equity Offering) shall be in an amount at least equal to (A) if at least $40.0 million in net proceeds is raised from the Equity Offering, $8.3 million and (B) if at least $40.0 million in net proceeds is not raised from the Equity Offering, $9.8 million, (provided, that the aggregate principal amount of the Revolver Borrowings shall not exceed $10.0 million), and the Contributions shall have been made by the Acquiror to AcquisitionCo Parent, and AcquisitionCo Parent shall have deposited the gross proceeds of the Notes Offering (net of all fees, expenses and costs related thereto) and all of the proceeds of the Contributions, in each case, to the extent not applied on the Closing Date to (i) purchase Shares that were validly tendered and not withdrawn in the Tender Offer and (ii) consummate the Refinancing, into the Escrow Account.

        4.     Tender Offer.    The Tender Offer shall have been consummated pursuant to the Merger Agreement (with no provision thereof having been waived, amended, supplemented or otherwise modified in a manner which could reasonably be expected to be materially adverse to the rights or interests of the Acquiror or any holder of the Notes without the consent from the holders of at least a majority in aggregate principal amount thereof) such that AcquisitionCo shall have accepted for purchase Shares which were validly tendered and not withdrawn and which when added to the Shares already held by AcquisitionCo constitute at least a majority of the issued and outstanding common stock of Target (or such higher percentage of common and other capital stock as shall be required under applicable law, the constituent documents of Target and the contractual arrangements of Target to enable AcquisitionCo to cause the Merger to occur on or prior to the Merger Deadline Date without the vote of any other shareholder or any director of Target), and AcquisitionCo Parent shall have made a contribution to AcquisitionCo with the gross proceeds of the Notes Offering (net of all fees, expenses and costs related thereto) and all of the proceeds of the Contributions to the extent

Exhibit B-1

necessary to enable AcquisitionCo to concurrently consummate with the proceeds of such contribution (i) such purchase (the "Tender Purchase") and (ii) the Refinancing; provided, however, that notwithstanding anything to the contrary in this Exhibit or Exhibit A to the Commitment Letter, if the Merger shall be consummated substantially concurrently with the application of such proceeds to consummate the Tender Purchase and the Refinancing, AcquisitionCo Parent shall neither be required to fund the Escrow Account nor perfect a security interest therein and the section "Mandatory Redemption" contained in Exhibit A to the Commitment Letter shall not be given any effect.

        5.     Refinancing.    The Existing Debt, together with any applicable prepayment premium or fee, shall have been paid in full, all commitments thereunder shall have been terminated, and all guarantees and security in respect thereof shall have been released, in each case, pursuant to the Refinancing; provided, that the aggregate amount of gross proceeds from the Notes Offering and the Contributions used for the Refinancing shall not exceed $13.0 million.

        6.     Financial Statements.    At least 9 business days prior to the Closing Date, we shall have received audited consolidated financial statements of each of the Acquiror and the Acquired Business for each of the three fiscal years immediately preceding the Acquisition and any appropriate unaudited financial statements (each of which shall have undergone a SAS 100 review) for any interim period or periods and all other recent, probable or pending acquisitions (including pro forma financial statements), all meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act"), and all other accounting rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder prepared in accordance with generally accepted accounting principles in the United States, subject, in the case of unaudited financial statements only, to the absence of footnote disclosure and year-end adjustments.

        7.     No Material Adverse Effect.    No Material Adverse Effect shall have occurred. "Material Adverse Effect" shall mean any fact, circumstance, event, change, effect, occurrence, violation or inaccuracy that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, occurrences, violations or inaccuracies has or would be reasonably expected to have a material adverse effect on (a) the financial condition, business, results of operations, capitalization, assets, liabilities or financial performance of the Acquired Business, or (b) the ability of the Acquiror to consummate the Transactions or (c) the Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Acquired Business; provided, however, that none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Material Adverse Effect and shall not be considered in determining whether there has occurred, or may, would or could occur, a Material Adverse Effect: (i) any changes, events, occurrences or conditions generally affecting the economy, political climate or the credit, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (ii) changes, events, occurrences or effects arising out of, resulting from or attributable to acts of terrorism or war (whether or not declared), or any escalation or worsening of such acts of terrorism or war (whether or not declared), pandemics, earthquakes, hurricanes, tornados or other natural disaster occurring in the United States or elsewhere in the world, (iii) changes, events, occurrences or effects arising out of, resulting from or attributable to changes or prospective changes in law, generally accepted accounting principles in the U.S. or other accounting standards, regulations or principles or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or changes or prospective changes in regulatory or political conditions, (iv) any changes, events, occurrences or conditions (or changes in such conditions) affecting the industries or markets in which Acquired Business is involved, (v) changes as a result of any action or failure to take action, in each case, consented to or requested by the Acquiror, (vi) events primarily attributable to the announcement or performance of the Definitive Debt Documents or the consummation of the Transactions (including the loss or departure of officers or other employees of the Acquired Business, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the

Exhibit B-2

Acquired Business' relationships or agreements with any of its customers, suppliers, distributors or other business partners, (vii) events primarily attributable to the taking of any action by the Acquiror, AcquisitionCo Parent or AcquisitionCo if that action is contemplated or required by, the Definitive Debt Documents, or with the Acquired Business' consent, or the consummation of the Transactions, (viii) in and of itself, a decline in the market price, or a change in the trading volume, of the Acquired Business' common stock, (ix) any change in the Acquired Business' credit ratings, (x) in and of itself, any failure by the Acquired Business to meet any published estimates, projections, predictions, or expectations of the Acquired Business' revenue, earnings or other financial performance or results of operations for any period, or any failure by the Acquired Business to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations including any budgets, plans or forecasts previously made available to the Acquiror, (xi) effects arising out of or relating to any matters disclosed on the Acquired Business' Disclosure Schedule as provided in the Merger Agreement, or (xii) effects arising out of or related to any legal proceedings commenced by or involving any of the current or former stockholders of the Acquired Business (on their own behalf or on behalf of the Acquired Business) arising out of or related to the Definitive Debt Documents or any of the Transactions, which, based on the underlying merits of such legal proceedings, are not reasonably expected to result in an award of material damages or injunctive relief against the Acquired Business or its directors; provided, however, that any fact, circumstance, event, change or occurrence referred to in clauses (i) through (xii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur to the extent (but only to the extent) that such fact, circumstance, event, change, occurrence, violation or inaccuracy has had, or would reasonably be expected to have, a materially disproportionate impact on the financial condition, business or results of operations of the Acquired Business, relative to other participants in the industries in which the Acquired Business is involved (in which event the extent of such material adverse change may be taken into account in determining whether a Material Adverse Effect has occurred).

        8.     Performance of Obligations.    All costs, fees, expenses (including legal fees and expenses) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us, the Investors or any of our or their respective affiliates, shall have been paid to the extent due. The Debt Financing Letters shall be in full force and effect.

        9.     Customary Closing Documents.    All documents required to be delivered under the Definitive Debt Documents, including lien, litigation and tax searches, and customary legal opinions, corporate records and documents from public officials and officers' certificates shall have been delivered. Without limiting the foregoing, you shall have delivered (a) at least five business days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act and (b) a certificate from the chief financial officer of the Company, in form and substance satisfactory to Jefferies, as to the solvency of the Acquiror and each of its subsidiaries (including the Acquired Business), on a consolidated basis, after giving effect to the Transactions.

        10.   Absence of Defaults.    There shall not exist (pro forma for the purchase of the Notes) any "bankruptcy" or "insolvency" default or event of default under any of the Definitive Debt Documents.

        11.   Accuracy of Representations and Warranties.    Subject to the Certain Funds Provisions, the representations and warranties in the each of the Definitive Debt Documents shall be true and correct in all material respects.

        12.   Absence of Legal Bar.    There shall be no legal bar to the issuance of the Notes by the Acquiror or the purchase or resale thereof by either the Initial Purchasers or us.

Exhibit B-3

        13.   Ratings.    Prior to the launch of the syndication of the Notes Offering, the obtaining of monitored public ratings from each of Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P"), and Moody's Investors Service, Inc. ("Moody's") for the Notes.

        14.   Prior Marketing of the Notes.    Jefferies shall be satisfied that the Company shall have used its best efforts to cause the Notes to be issued and sold prior to the Closing Date, which efforts shall include (a) delivery to us (i) as soon as practicable and in no event later than 9 business days prior to the Closing Date, a complete (as determined by Jefferies) initial draft of a Rule 144A confidential offering memorandum relating to the issuance of the Notes, containing all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (each of which shall have undergone a SAS 100 review) and all appropriate pro forma financial statements) prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act, and all other data (including selected financial data) and other information that would be required in a registered offering of the Notes on a Form S-1 registration statement and/or that would be necessary for the Arranger of the Notes to receive customary "comfort" (including "negative assurance" comfort) from independent accountants in connection with the offering of the Notes (collectively, the "Required Information"), and (ii) as soon as practicable and in no event later than 8 business days prior to the Closing Date, a complete printed preliminary offering memorandum (the "Preliminary Offering Memorandum") usable in a customary high-yield road show relating to the issuance of the Notes that contains all Required Information and (b) the participation of senior management and representatives of the Acquiror and the Acquired Business in the road show. We shall have been offered a period of not less than 5 consecutive business days after delivery of such complete printed Preliminary Offering Memorandum to seek to place the Notes.

        15.   Comfort Letter.    The independent accountants that have audited the financial statements contained in the Preliminary Offering Memorandum relating to the issuance of the Notes shall make available and have delivered to us, (i) no later than the delivery to us of the Preliminary Offering Memorandum in accordance with preceding paragraph, in a form they are prepared to execute, a draft, acceptable to Jefferies in its reasonable discretion (including, without limitation, the items included in the "circle-up" and the degree of comfort provided with respect thereto), of a comfort letter prepared in accordance with the requirements of SAS 72 covering the financial statements and other data included and incorporated by reference in the Preliminary Offering Memorandum (the "Comfort Letter"), (ii) no later than the pricing of the Notes Offering, an executed copy of the Comfort Letter, and (iii) on the Closing Date, a customary "bring down" comfort letter satisfactory to Jefferies in its reasonable discretion.

        16.   Security.    The Collateral Agent, for the benefit of the holders of the Notes, shall have been granted "control" over the Escrowed Assets and a perfected first priority security interests in all assets of the Issuer and the initial Guarantor (other than any Shares) to the extent such security interests can be perfected by the filing of a UCC-1 financing statement.

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Exhibit B-4

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  Exhibit 10.1